Exhibit 10.26
EIGHTH AMENDMENT TO OFFICE LEASE
THIS EIGHTH AMENDMENT TO OFFICE LEASE (this “Eighth Amendment”) is made and entered into as of November 1, 2021, by and between KRE EXCHANGE OWNER LLC, a Delaware limited liability company (“Landlord”), and DROPBOX, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord (as successor by assignment from KR Mission Bay, LLC, a Delaware limited liability company) and Tenant are parties to that certain Office Lease dated as of October 6, 2017 (the “Original Lease”), as amended by that certain (i) First Amendment to Office Lease dated May 18, 2018 (the “First Amendment”), (ii) Second Amendment to Office Lease dated May 25, 2018 (the “Second Amendment”), (iii) Third Amendment to Office Lease dated September 19, 2018 (the “Third Amendment”), (iv) Fourth Amendment to Office Lease dated November 9, 2018 (the “Fourth Amendment”), (v) Fifth Amendment to Office Lease dated April 25, 2019 (the “Fifth Amendment”), (vi) Sixth Amendment to Office Lease dated August 16, 2019 (the “Sixth Amendment”), and (vii) Seventh Amendment to Office Lease dated August 25, 2020 (the “Seventh Amendment”, together with the Original Lease, as amended by all the foregoing amendments, the “Existing Lease”) for certain space consisting of approximately 738,081 rentable square feet (the “Existing Premises”), of that certain project commonly known as “The Exchange” and more particularly described in the Original Lease (the “Project”).
B.Tenant, as tenant under the Master Lease, presently subleases to VIR Biotechnology, Inc., a Delaware corporation (“Subtenant”), a portion of the Existing Premises pursuant to that certain Sublease dated November 4, 2020 (the “Sublease”). Landlord’s predecessor-in-interest, KR Mission Bay, LLC, a Delaware limited liability company, consented to the Existing Sublease pursuant to a certain Consent to Sublease made as of December 21, 2020.
C.The Sublease covers floors 8, 9, 10, 11 and 12 of the North Tower (which floors constitute the “Subleased Premises”) of the Project.
D.Subtenant desires to lease the Subleased Premises directly from Landlord, terminating the Sublease and replacing it with a direct lease (the “Direct Lease”) thereby eliminating Tenant from its role as sublandlord to Subtenant.
E.Tenant and Landlord have agreed that, effective as of 12:01 am on the Lease Commencement Date of the Direct Lease (the “Give-Back Date”), Tenant will downsize the Existing Premises by surrendering to Landlord floors 8, 9, 10, 11 and 12 of the North Tower (i.e., approximately 133,896 rentable square feet of the Existing Premises), as designated on Exhibit A attached hereto (the “Give-Back Space”), and Landlord and Tenant hereby acknowledge that the Give-back Space is co-extensive with and the same as the Subleased Premises and that those terms are used interchangeably in this Eighth Amendment), in accordance with the terms hereof. From and after the Give-Back Date, Tenant will lease approximately 604,185 rentable square feet of space in the Project (the “Remaining Premises”).
F.Landlord and Tenant further desire to amend the Existing Lease to modify certain provisions thereof in order to document the nature of the Project as no longer a single-tenant project, as contemplated by Section 29.42 of the Existing Lease and as more particularly set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Existing Lease is amended as follows:
1.Defined Terms. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Existing Lease. As used herein, the term “Lease” shall refer to the Existing Lease, as amended by this Eighth Amendment.
2.Vacation of the Give-Back Space. Landlord and Tenant acknowledge that (a) on the day prior to the Give-Back Date, Subtenant shall be in possession of the Give-Back Space pursuant to the Sublease, (b) the Sublease shall terminate as of 12:01 am on the Give-Back Date, and (c) simultaneously with the termination of the Sublease, the term of the Direct Lease entered into by and between Landlord and Subtenant shall commence and Subtenant shall remain in possession of the Give-Back Space as the tenant under, and pursuant to and in accordance with the terms of, the Direct Lease. On the day prior to the Give-Back Date (and effective as of the Give-Back Date) and subject to Tenant’s payment to Landlord of the Termination Fee, Tenant shall be deemed to have surrendered to Landlord all of Tenant’s interest in and all rights to the Give-Back Space arising under the Existing Lease. Tenant’s interest in the Give-Back Space shall be surrendered to, and accepted by, Landlord in its then-current “AS IS” condition and subject to Subtenant’s continuing occupancy thereof pursuant to the Direct Lease. Through the day prior to the Give-Back Date, Tenant shall continue to pay Base Rent and Additional Rent for the entire Premises (i.e., the Give-Back Space and the Remaining Premises) pursuant to the terms of the Existing Lease. From and after the Give-Back Date, (y) Tenant shall have no further obligation for the payment of Base Rent (except to the extent otherwise provided in Section 4 below) or Additional Rent for the Give-Back Space, and (z) to reflect the reduction in the rentable square footage of the Premises covered by the Lease as a consequence of the surrender of the Give-Back Space, the Base Rent owing under the Lease for the Remaining Premises shall be as set forth in Section 15 below, and Tenant’s Percentage Share applicable to the Remaining Premises for purposes of determining the Additional Rent owing by Tenant under the Lease shall be as set forth in Section 7 below. The parties agree that after the Give-Back Space is returned to Landlord as set forth herein, the measurement of the Premises shall be 604,185 rentable square feet, and all references to the “Premises” in the Lease shall thereafter be references to the Remaining Premises.
Tenant shall remain responsible for any liabilities or obligations with respect to Give-Back Space which, in accordance with the terms of the Existing Lease, specifically survive following surrender of the Give-Back Space to Landlord.
Effective as of the Give Back Date, Exhibit A-1 to the Existing Lease is hereby amended and restated with replacement Exhibit A-1 attached hereto.
3.Condition of the Remaining Premises. Landlord shall have no obligation whatsoever to construct leasehold improvements for Tenant or to repair or refurbish the Remaining Premises as a consequence of Tenant’s surrender of the Give-Back Space other than any maintenance and repair obligations of Landlord in the Existing Lease. The continued possession of the Remaining Premises by Tenant shall be conclusive evidence that Tenant accepts the same “AS IS” and that the Remaining Premises is suitable for the use intended by Tenant and is in good and satisfactory condition. Tenant acknowledges that neither Landlord nor Landlord’s agents has made any representation or warranty as to the condition of the Remaining Premises or the Building or its suitability for Tenant’s purposes.
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4.Termination Fee. On or before the Give-Back Date, Tenant shall pay to Landlord the sum of Thirty-Two Million Dollars ($32,000,000) (which sum represents and may be hereinafter referred to as the “Termination Fee”); provided, however, Tenant may deduct from such payment the sum of the monthly Base Rent applicable to the Give-Back Space for the seven (7) full calendar months following the Give-Back Date (i.e., a total of $5,269,700.23); and in the event of such deduction, Tenant shall continue to pay the monthly Base Rent otherwise applicable to the Give-Back Space for seven (7) full calendar months following the Give-Back Date in accordance with the schedule set forth on Exhibit B attached hereto “as if” Tenant were still leasing the Give-Back Space (i.e., meaning hypothetically, solely for the purpose of determining the monthly payment amount). Tenant’s payment to Landlord of the sum equal to such seven (7) months of Base Rent for the Give-Back Space shall serve as a credit against the Termination Fee such that upon Tenant’s payment of all seven (7) months of Base Rent for the Give-Back Space, Tenant shall have paid to Landlord the entire Termination Fee of Thirty-Two Million Dollars ($32,000,000).
5.TENANT IMPROVEMENT ALLOWANCE. Tenant shall pay to Landlord the sum of Ten Million Four Hundred Ninety-Six Thousand Four Hundred Sixty Dollars ($10,496,460) (the “TIA Contribution,” which TIA Contribution is in addition to the Termination Fee) as Tenant’s contribution towards the tenant improvement allowance which Landlord will be committing to Subtenant pursuant to the Direct Lease. Tenant shall pay to Landlord the TIA Contribution as follows: (i) fifty percent (50%) of the TIA Contribution (i.e., $5,248,230) shall be paid concurrently with Tenant’s payment of the Termination Fee, and fifty percent (50%) of the TIA Contribution shall be due and payable on or before January 7, 2022.
6.DESCRIPTION OF THE PREMISES. Effective as of the Give-Back Date, the description of the Premises set forth in Section 2.2 of the Summary of Basic Lease Information of the Existing Lease (the “Summary”) is hereby deleted in its entirety and replaced with the following

2.2. Premises:
604,185 rentable square feet of space, including approximately 2,381 rentable square feet of space on the ground floor of the North Building (the “North Building L1 Space”), but expressly excluding approximately 12,289 rentable square feet of retail space in the North Tower (the “Retail Space”), all as is further set forth in Exhibit A-1 to this Lease.

The rentable square footage of each floor of the Premises is set forth on Exhibit A-1 attached hereto.

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7.TENANT’S SHARE OF DIRECT EXPENSES. Effective as of the Give-Back Date, the description of Tenant’s Share set forth in Section 6 of the Summary is hereby deleted in its entirety and replaced with the following:

6. Tenant’s Share (Article 4):
100% of the North Building

51.15% of the North Tower

100% of the South Building

100% of the South Tower

*Tenant’s Share shall be determined separately for each Building and shall be equal to 100% for each of the South Building and South Tower regardless of the rentable square footage of the Retail Space; and specifically with respect to the North Tower the allocation of Direct Expenses shall be subject to the Retail Space “Cost Pool” (as that term is defined in Section 4.3.2 below).

The rentable square footage of each floor of the Premises is as set forth on Exhibit A-1 attached hereto.

8.Permitted Use. Section 7 of the Summary of the Original Lease is hereby deleted and replaced in its entirety with the following:

7. Permitted Use (Article 5):
General office use together with ancillary uses consistent with high-tech, multi-tenant first-class office and life-science buildings, subject to the terms and conditions set forth in Section 5.1 of this Lease.

9.Tax Expenses. Section 4.2.5.1 of the Original Lease is hereby amended and restated as follows:
        4.2.5.1    “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of the Rent payable hereunder or by other tenants of the Project, including gross receipts or sales taxes applicable to the receipt of such Rent, unless required to be paid by Tenant or other tenants of the Project, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Buildings, including the Parking Facilities, are located). Notwithstanding anything set forth above to the contrary, (i) any gross receipts or sales taxes payable by Landlord and applicable to Landlord’s receipt of Rent (or any other consideration) payable by Tenant or any other tenant of the Project shall not be included as a Tax Expense hereunder, but shall be passed through to Tenant or any such other tenant of the Project as a tax for which Tenant or any such other tenant is directly responsible in accordance with the terms of Section 4.5 of this Lease and shall be determined on the basis of the Rent payable by Tenant or any such other tenant, as the case may be; and (ii) Tax Expenses shall not include taxes levied against or determined on the basis of the equipment, furniture, fixtures, or personal property of Tenant or other tenants of the Project, but any such taxes shall be payable by Tenant in accordance with Section 4.5 of the Lease and by such other tenants in accordance with similar provisions of their respective leases. For the sake of
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clarity, any gross receipts or sales taxes applicable to the receipt of Rent or any other consideration (inclusive of any so-called “Proposition C”) levied, assessed or imposed because of this Eighth Amendment (e.g., as to Landlord’s receipt of the Termination Fee and TIA Contribution) shall be paid by Tenant.
10.Cost Pools. Section 4.3.2 of the Original Lease is hereby amended and restated as follows:
        4.3.2    Cost Pools. The parties acknowledge that certain of the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be separately allocated to the office space, the Retail Space and Lab Space. As used herein, Lab Space shall mean and refer to any portion of the Project leased directly by Landlord that is improved for use as laboratory space. Direct Expenses shall be allocated between the office space, Retail Space and Lab Space (each, a “Cost Pool”) based on the estimated benefit derived by the space which is the subject of the Cost Pool, and such allocations shall be reasonably determined by Landlord. Accordingly, Direct Expenses shall be charged to the Lab Space, Retail Space and office space by virtue of the creation of Cost Pools. Direct Expenses which apply equally to the Lab Space, Retail Space and the office space (such as Landlord’s insurance costs, [except to the extent that any insurer expressly imposes a surcharge for, or Landlord requires additional coverages as a consequence of, Lab Space, in which case such surcharge or the cost of such additional coverage shall be allocated to the Lab Space Cost Pool]),as reasonably determined by Landlord, shall be allocated to the Lab Space Cost Pool, office space Cost Pool and the Retail Space Cost Pool, based on the square footage of each of those spaces, respectively, compared to the total square footage of the applicable Building. After the date of this Lease, Landlord may reasonably establish additional Cost Pools in connection with any new leases of the Project. Any costs allocated to a Cost Pool (e.g., Retail Space Cost Pool) which does not include a portion of the Premises shall be excluded from the definition of Direct Expenses for the purposes of this Lease.
11.Bicycle Storage Area. Section 5.3 and Section 5.3.1 of the Original Lease are hereby amended and restated as follows:
    5.3    Tenant’s Bicycles. Tenant’s employees shall be permitted to bring their bicycles (“Bicycles”) into portions of the Buildings designated by Landlord on a non-exclusive basis, and with appropriate Improvements or Alterations providing for Bicycle storage, subject to the provisions of this Section 5.3, and such additional reasonable rules and regulations as may be promulgated by Landlord from time to time (in Landlord’s reasonable discretion) that do not unreasonably interfere with Tenant’s or other tenant’s ability to park their respective Bicycles as contemplated herein and provided to Tenant and other tenants, and only to the extent such Bicycles are used on a daily basis for commuting to and from work by such employees of Tenant and other tenants of the Buildings. AT NO TIME ARE RIDERS ALLOWED TO RIDE ANY BICYCLE IN THE PREMISES, THE PARKING FACILITIES OR THE BUILDINGS. Storage of any Bicycle anywhere on the Project other than as expressly set forth in this Section 5.3 is prohibited. Tenant shall keep its employees informed of these rules and regulations and any modifications thereto.
        5.3.1    Bicycle Storage Area. As part of the construction of the Base, Shell and Core, Landlord installed a secured bicycle storage area within the Parking Facilities that accommodates at least two hundred (200) Bicycles (the
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“Bicycle Storage Area”). Tenant shall have the non-exclusive right to utilize the Bicycle Storage Area for day use parking of Bicycles by Tenant and Tenant’s employees, visitors, invitees and sublessees. Any references in the Lease to the Landlord Bicycle Storage Area shall hereafter mean and refer to the Bicycle Storage Area. Effective as of the Give-Back Date, Tenant’s assumption (in line 4 of Section 10.1 of the Original Lease) of all risk of damage to property or injury to persons in, upon or about the Bicycle Storage Area and Tenant’s indemnification from and against Loss incurred in connection with or arising from any cause in, on or about the Bicycle Storage Area shall no longer apply to Tenant’s use of the Bicycle Storage Area, and the words “the Bicycle Storage Area” shall be deleted from lines 4 and 13 of Section 10.1 of the Original Lease. Other than the Bicycle Storage Area, Tenant and Tenant’s employees, visitors, invitees and sublessees shall not be entitled to use any secured bicycle storage areas constructed by Landlord at the Project. Motorized vehicles of any kind, including motorcycles and mopeds, are prohibited in the Bicycle Storage Area, as is the storage of any property other than Bicycles. Each rider shall use the Bicycle Storage Area at is sole risk. Landlord specifically reserves the right to reasonably change the location, size, configuration, design, layout and all other aspects of the Bicycle Storage Area at any time (provided that no such action will materially diminish the capacity of the Bicycle Storage Area on other than a temporary basis), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Bicycle Storage Area for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord has no obligation to provide any security whatsoever in connection with the Bicycle Storage Area except as expressly set forth in this Section 5.3.1. Landlord shall provide twenty-four (24) hours per day, seven (7) days per week, reasonable access control services for the Bicycle Storage Area in a manner materially consistent with the services provided by landlords of Comparable Buildings. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Bicycle Storage Area of any person. Upon the expiration or earlier termination of this Lease, Tenant shall have removed all Bicycles belonging to its employees from the Bicycle Storage Area and Tenant, at Tenant’s sole cost and expense, shall repair all damage to the Bicycle Storage Area caused by the removal of Tenant’s property therefrom, and if Tenant fails to repair such damage, Landlord may undertake such repair on account of Tenant and Tenant shall pay to Landlord upon demand the cost of such repair. If Tenant fails to remove any Bicycles at the expiration or earlier termination of this Lease, Landlord may dispose of said Bicycles in such lawful manner as it shall determine in its sole and absolute discretion.
12.Services and Utilities. The following corresponding Sections of Article 6 of the Existing Lease shall be deleted and amended and restated in their entirety as follows:
        6.1.1    HVAC. In accordance with the “Base Building” definition as provided in Section 1 of the Work Letter, each of the North Complex and South Complex was equipped with a heating and air conditioning (“HVAC”) system serving the applicable Buildings within the North Complex and South Complex (collectively, the “BB HVAC System”). Subject to limitations imposed by all governmental ordinances, rules, regulations and guidelines applicable thereto, Landlord shall provide BB HVAC System service for normal comfort for normal office use in the Premises, assuming an office occupancy density no greater than one (1) person for any 125 rentable square feet of space, from 8:00
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A.M. to 6:00 P.M. Monday through Friday (the “Building Hours”), except for the date of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the BB HVAC System. If Tenant desires to use HVAC during hours other than Building Hours, Tenant shall give Landlord’s property management office such prior notice (which shall be via telephone or an on-line system), if any, as Landlord reasonably shall from time to time establish as appropriate, of Tenant’s desired use of HVAC, and Landlord shall supply such HVAC to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish, provided that such costs shall be Landlord’s good faith estimate of the cost of providing such service with no markup for profit to Landlord.
        6.1.9    Access Control. As part of the construction of the Base Buildings, Landlord installed an access-control system for the Buildings and Parking Facilities, including, without limitation, door access controls, lobby turnstiles and elevator access controls; provided that the parties acknowledge that the North Lobby shall be open to the public and under Landlord’s control per Section 13(a) below and except as otherwise provided therein, and access will not be restricted during general business hours. Landlord shall not be obligated to provide any other security equipment. Notwithstanding any provision to the contrary set forth in this Lease, in no case, shall Landlord be liable for personal injury or property damage for any lack of security in the Building or for any error with regard to the admission to or exclusion from the Buildings or Project of any person.
6.1.13    Existing Generators. As part of the construction of the Project, Landlord installed three (3) generators for the Project (each and all related equipment defined collectively herein as a “Generator”). Two (2) of the Generators are identified as “TG-01 for the North Loading Dock” and “STG-01 for the South Loading Dock” and include all of the electrical equipment associated with such Generators (more particularly described on Schedule 6.1.13 attached hereto), and all connections (cables, cable trays, etc.) attached to each such Generator. Pursuant to and subject to and in accordance with the terms of the Seventh Amendment, as of June 1, 2018, Tenant was granted the exclusive right to use and control the Generators identified as “TG-01 for the North Loading Dock” and “STG-01 for the South Loading Dock”. As a consequence of the Direct Lease and the North Complex becoming a multi-tenant portion of the Project, from and after the Give-Back Date the use and control of the Generator identified as “TG-01 for the North Loading Dock” (the “Non-exclusive Generator”) is being surrendered by Tenant and turned back to Landlord; and Tenant shall continue to have the exclusive right to use and control the Generator identified as “STG-01 for the South Loading Dock” (the “Tenant Generator”). Therefore, from and after the Give-Back Date the following terms and conditions shall apply to such Generators and shall supersede the terms of Section 2 of the Seventh Amendment.
6.1.13.1    Nonexclusive Generator. Effective as of the Give-Back Date, Tenant shall surrender the Nonexclusive Generator to Landlord in the same condition as the Nonexclusive Generator was in as of the date of the Seventh Amendment, reasonable wear and tear excepted, with all permits current (and Tenant shall transfer to Landlord all permits maintained by Tenant in connection with the Nonexclusive Generator as soon as is reasonably practicable following the Give-Back Date). From and after the Give-Back Date (subject to the Transition Plan), (i) Landlord shall maintain and repair the Nonexclusive Generator in good
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condition and repair, and in compliance with all Applicable Laws (including the maintenance of all applicable permits), at Landlord’s sole cost and expense during the Lease Term (but passed through to Tenant and other tenants of the North Complex as part of Operating Expenses), and Landlord shall maintain all permits and warranties associated with the Nonexclusive Generator; and (ii) Tenant shall have the non-exclusive right to use Tenant’s pro rata share of the Nonexclusive Generator and maintain connections (cables, cable trays, etc.) (the "Generator Facilities") from the Nonexclusive Generator to the portion of the Remaining Premises located in the North Complex as such Generator Facilities exist as of the Give-Back Date (and as may hereafter be modified, subject to Landlord’s review and approval) and in compliance with Applicable Laws. The costs and expenses incurred by Landlord as a result of or in connection with operation, use, repairs, and maintenance of the Nonexclusive Generator, including costs for fuel, and depreciation (as reasonably determined by Landlord) shall be passed through to tenants and occupants of the North Complex (including Tenant) based on its pro rata share.
1.6.13.2 Tenant Generator. Tenant shall continue to have the exclusive right to use and control the Tenant Generator plus all of the electrical equipment associated with such Generator. When delivered to Tenant, the Tenant Generator was taken in its existing, “as is” condition, and Tenant hereby agrees and acknowledges that neither Landlord nor any agent of Landlord then made or has since made any representation or warranty regarding the condition of the Tenant Generator. Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Tenant Generator, or the failure of the Tenant Generator to provide suitable or adequate back-up power, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom. In the event that Landlord shall incur any costs as a result of or in connection with the rights granted to Tenant herein with respect to the Tenant Generator, Tenant shall reimburse Landlord for the same within forty-five (45) days of request. Tenant shall not be charged any additional rental or other costs for the use of the locations in which the Tenant Generator is located. Tenant shall maintain and repair the Tenant Generator in good condition and repair, and in compliance with all Applicable Laws (including the maintenance of all applicable permits), at Tenant’s sole cost and expense during the Lease Term, and without the need for request from Landlord, Tenant shall provide copies of all maintenance and repair records and all permits and warranties to Landlord. Tenant’s obligations with respect to the Premises, including the insurance and indemnification obligations contained in Article 10 above, shall apply to Tenant’s use of the Tenant Generator and, in addition, Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect thereto. Tenant shall surrender the Tenant Generator (and shall transfer to Landlord all permits maintained by Tenant in connection with the Tenant Generator during the Lease Term and all warranties then in effect) concurrent with the surrender of the Premises to Landlord as required hereunder in the same condition as the Tenant Generator was in as of the date of the Seventh Amendment, reasonable wear and tear excepted, with all permits current. Tenant shall indemnify, defend, protect, and hold harmless Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to or connected with the installation, use, operation, repair and/or removal of the Tenant Generator and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in connection with the Tenant Generator or any breach of the terms of this Section 6.1.13.2, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord’s other remedies, (i) Landlord shall have the right to terminate Tenant’s rights with respect to the Tenant Generator, and (ii)
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Landlord shall have the right, at Tenant’s sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay Landlord, within forty-five (45) days of request, the amount expended by Landlord, plus Landlord’s standard administration fee. The rights granted to Tenant hereunder shall be personal to the Original Tenant and any Permitted Assignee Transferee (and may not be utilized by or assigned to any other assignee, sublessee or any other transferee).

13.TRANSITION TO A MULTI-TENANT PROJECT. In order to transition the Project from a single-tenant Project under the control and management of Tenant to a multi-tenant Project (specifically, as to the North Complex) under the control and management of Landlord, Tenant shall work with Landlord cooperatively and in good faith to accomplish an orderly turnover of management control from Tenant to Landlord of the following various aspects and areas of the Project:
(a)The North Lobby (including without limitation, responsibility for janitorial service, security, HVAC, repairs and maintenance, and reception services in the North Building and turnstiles in the North Tower [excluding, however, the “Little r” turnstiles in the North Tower, which will continue to be controlled by Tenant])).
(b)The Roof Deck (as defined in Section 22.1 of the Lease) shall be Common Area. Tenant acknowledges and agrees that other tenants of the Project can only access the Roof Deck through a portion of Tenant’s Premises located on floor 7 of the North Tower, and Tenant will cooperate with Landlord to establish a path of travel for tenants and their employees and invitees to be able to enjoy ingress and egress to and from the Roof Deck. The Roof Deck is more particularly addressed in Section 17 of this Eighth Amendment.
(c)Bicycle Storage Area, as more particularly addressed in Section 11 of this Eighth Amendment.
(d)Janitorial services for the Common Areas within the North Complex (including, without limitation, the North Lobby).
(e)Shafts within the North Tower shall be Common Areas (provided, however, that the floor area of each floor of the North Complex shall not be revised as a result of any such shafts being considered as Common Area).
(f)Generators serving the North Complex, as more particularly addressed in Section 12 of this Eighth Amendment.
(g)Building card readers/ access control responsibilities (i) within the Give-Back Space, (ii) within the Common Areas of the North Complex (including without limitation all card readers associated with elevator access control), and (iii) the exterior doors of the North Complex (including without limitation all card readers associated with the Roof Deck) shall be relinquished as of the Give-Back Date, and Tenant shall cooperate with Landlord in transitioning management control of all such card readers as soon as is reasonably practicable after the Give-Back Date, including, without limitation, Tenant arranging for, and causing, its vendor (i.e., BEI Construction) to assist Landlord’s vendor (i.e., Johnson Controls) to facilitate the expeditious turnover of such management control to Landlord.
(h)Minimum point of entry (MPOE) for the North Complex.
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(i)Lutron system controller within the Give-Back Space and the Common Areas of the North Complex shall be relinquished as of the Give-Back Date, and Tenant shall cooperate with Landlord to facilitate the expeditious turnover of such management control to Landlord (including the separation of such system between the Premises and other areas under Tenant’s control and the Give Back Space and areas under Landlord’s control).
(j)Mechanical, electrical and plumbing (MEP) systems serving the Give Back Space and the Common Areas within the North Complex [including, without limitation, the terminal units (i.e., the VAVs) serving the Give-Back Space and the Common Areas within the North Complex], and Tenant shall cooperate with Landlord to facilitate the expeditious turnover of such management control to Landlord of such systems.
(k)Signage changes, as more particularly addressed in Section 18 of this Eighth Amendment.
(l)Health & Safety compliance requirements, and Tenant shall cooperate with Landlord in promptly delivering to Landlord all health and safety compliance related documents and notification requirements relating to the North Complex in Tenant’s possession or control.
(m)Emergency preparedness and response, and Tenant shall cooperate with Landlord in promptly delivering to Landlord all emergency preparedness plans and related materials and notification requirements relating to the North Complex in Tenant’s possession or control.
(n)Security guard services, and Tenant shall cooperate with Landlord in transitioning to Landlord all security services relating to the Common Areas within the North Complex.
When fully implemented, Landlord shall have control and management (including maintenance and repair) responsibility for all of the foregoing described aspects and areas of the Project. Tenant shall, at its cost, remain obligated to perform all obligations in accordance with the Existing Lease (insofar as Tenant’s surrender and/or restoration obligations thereunder) with respect to such aspects and areas of the Project until the turnover to Landlord of each of such specific aspects and areas of the Project has been accomplished. The orderly transition to Landlord of the turnover of control and management responsibility will occur during the ensuing one hundred twenty (120) days following the Give-Back Date (which period may be referred to as the “Transition Period”). Landlord and Tenant shall work together cooperatively to accomplish an orderly transition within the Transition Period of each and every one of the various aspects and areas of the Project as identified above, and as such transitions are completed, Landlord and Tenant shall acknowledge the same in writing, memorializing the effective date of such turnover to Landlord.
14.Assignment and Subletting. The following shall be added to Section 14.2 of this Existing Lease.
        14.2.6    The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or
        14.2.7    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is then currently engaged in active negotiations with Landlord, or has negotiated with Landlord during the five (5) month period
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immediately preceding the Transfer Notice, for space within the Project (and, in such latter instance, Landlord has (or reasonably anticipates it will have) available space in the Project suitable to meet such proposed Transferee’s occupancy needs).
15.Base Rent.
(a)Prior to the Give-Back Date, Tenant shall continue to pay to Landlord all Rent payable under the Existing Lease with respect to the Premises (i.e., the Give-Back Space and the Remaining Premises) and all other costs and expenses payable under the Existing Lease in accordance with its terms.
(b)Effective as of the Give-Back Date and in addition to Additional Rent and all other costs and expenses payable by Tenant pursuant to the Lease, Tenant shall pay the following monthly Base Rent for the Remaining Premises, in accordance with the terms of the Lease:
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PERIOD	ANNUAL BASE RENT	MONTHLY BASE RENT	MONTHLY BASE RENT PER RENTABLE SQUARE FOOT
Give-Back Date to 11/30/21	$39,740,751.72[1]	$3,311,729.31[2]	$65.78
12/01/21 to 11/30/22 (LY 4)[3]	$40,932,974.27	$3,411,081.19	$67.75
12/01/22 to 11/30/23 (LY 5)	$42,160,963.50	$3,513,413.63	$69.78
12/01/23 to 11/30/24 (LY 6)	$43,425,792.40	$3,618,816.03	$71.88
12/01/24 to 11/30/25 (LY 7)	$44,728,566.18	$3,727,380.52	$74.03
12/01/25 to 11/30/26 (LY8)	$46,070,423.16	$3,839,201.93	$76.25
12/01/26 to 11/30/27 (LY 9)	$47,452,535.86	$3,954,377.99	$78.54
12/01/27 to 11/30/28 (LY 10)	$48,876,111.93	$4,073,009.33	$80.90
12/01/28 to 11/30/29 (LY 11)	$50,342,395.29	$4,195,199.61	$83.32
12/01/29 to 11/30/30 (LY 12)	$51,852,667.15	$4,321,055.60	$85.82
12/01/30 to 11/30/31 (LY 13)	$53,408,247.16	$4,450,687.26	$88.40
12/01/31 to 11/30/32 (LY14)	$55,010,494.58	$4,584,207.88	$91.05
12/01/32 to 11/30/33 (LY 15)	$56,660,809.420	$4,721,734.12	$93.78

16.ADDITIONAL RENT.
(a)Prior to the Give-Back Date, and in addition to the monthly Base Rent set forth in the Existing Lease, Tenant shall continue to pay Tenant’s Share of Direct Expenses, and all other additional rent payable under the terms of the Existing Lease, pursuant to the terms and conditions of the Lease.
1 Annual Base Rent amount if based on 12 months, but if Give-Back Date is November 1, 2021, then Tenant shall only be obligated to pay Monthly Base Rent for one month before Base Rent adjustment occurs.
2 This schedule does not include Tenant’s payment of Monthly Base Rent for seven (7) months as to the Give-Back Space, which sum shall serve as a credit against the Termination Fee as provided in Section 4 of this Eighth Amendment.
3 LY = Lease Year.
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(b)Effective as of the Give-Back Date and in addition to the monthly Base Rent set forth in Section 5(b) of this Eighth Amendment, Tenant shall pay Tenant’s Share of Direct Expenses with respect to the Remaining Premises, and all other additional rent payable under the terms of the Lease, pursuant to the terms and conditions of the Lease. Effective as of the Give-Back Date, Tenant’s Share of Direct Expenses shall be 51.15 % of the North Tower and 100% of the North Building, South Building and South Tower.
17.Roof Deck. Article 22 of the Existing Lease shall be deleted and replaced with the following:
    22.1    In General. Tenant shall have the right to use, on a non-exclusive basis, the roof deck located on the seventh (7th) floor of the North Building (the “Roof Deck”), which Roof Deck shall, for purposes of this Lease, be deemed part of the Common Areas. Tenant’s use of the Roof Deck shall be subject to such reasonable rules and regulations as may be prescribed by Landlord from time to time. Tenant shall not make any improvements or alterations to the Roof Deck, nor shall Tenant be permitted to install or place on the Roof Deck any furniture, fixtures, plants, graphics, signs or insignias or other items of any kind whatsoever.
    22.2    Landlord Use Rights. Landlord shall have the right to temporarily close the Roof Deck or limit access thereto from time to time (i) in connection with Landlord’s maintenance or repair of the Roof Deck or Buildings and (ii) for other reasonable purposes, including, without limitation, for events hosted on behalf of or for Landlord (collectively, “Landlord Use Rights”).
    22.3    Other Terms. Landlord and Tenant acknowledge and agree that (i) Tenant shall be responsible for supervising and controlling access to the Roof Deck by Tenant’s employees, officers, directors, shareholders, agents, representatives, contractors and invitees (the “Roof Deck Users”); and (ii) Landlord is not responsible for supervising and controlling access to the Roof Deck, except in connection with Landlord’s exercise of Landlord’s Use Rights. Except to the extent arising as a consequence of the negligence or willful misconduct of Landlord: (a) Tenant assumes the risk for any Loss arising out of the use or misuse of the Roof Deck by Tenant’s Roof Deck Users, and Tenant releases and discharges Landlord from and against any such loss, claim, damage or liability; (b) Tenant further agrees to indemnify, defend and hold Landlord and the Landlord Parties, harmless from and against any and all losses and claims relating to or arising out of the use or misuse of the Roof Deck by Tenant or Tenant’s Roof Deck Users. Except to the extent arising as a consequence of the negligence or willful misconduct of Tenant: (A) Landlord assumes the risk for any Loss arising out of the use or misuse of the Roof Deck by Landlord’s Roof Deck Users, and Landlord releases and discharges Tenant from and against any such Loss; (B) Landlord further agrees to indemnify, defend and hold Tenant and the Tenant Parties, harmless from and against any and all Losses relating to or arising out of the use or misuse of the Roof Deck by Landlord or Landlord’s Roof Deck Users. Neither party shall have any liability or responsibility to monitor the use, or manner of use, by the Roof Deck Users of the other party.
18.Signs. Sections 23.3 and 23.5 of the Existing Lease shall be deleted and replaced with the following:
    23.3    Lobby Signage. Original Tenant and any Permitted Transferee Assignee, at Tenant’s sole cost and expense, shall have the non-exclusive right to install, repair and maintain its name and/or logo in the North Lobby and the South
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Lobby. Any such installation, repair and/or maintenance shall be subject to compliance with Applicable Laws and Landlord’s prior approval of any such signs (including the size and location of any such signs), which approval shall not be unreasonably withheld, conditioned or delayed. In any event, Tenant shall be entitled to building standard signage in the lobby directory of the North Complex and the South Complex throughout the Lease Term.
    23.5    Exterior Signage. Throughout the Lease Term, as the same may be extended, so long as Tenant satisfies the Minimum Signage Threshold, Original Tenant and any Permitted Transferee Assignee, at Tenant’s sole cost and expense, shall have the non-exclusive right (except to the extent provided below) to install, repair and maintain (i) its name and logo on any monument sign installed by Landlord (in Landlord’s sole discretion) and associated with a particular Building in which all or a portion of the Premises is located (provided that Tenant hereby acknowledges and agrees that no monument sign exists as of the date of this Lease, and Landlord has no obligation to install any monument sign for any Building), and (ii) Tenant’s pro rata share of signs applicable to the office space of the Project generally, and exclusive signage rights for exterior signage that pertains to a particular Building, which Tenant is then leasing the entirety of, which exterior signs may be Tenant’s name and/or logo. The location of all exterior signs available for office tenants of the Project are shown on Exhibit J attached hereto. Landlord shall work with Tenant to obtain City and other required approvals of such monument and exterior signs. Any such installation, repair and/or maintenance (including the exact location thereof) shall be subject to compliance with Applicable Laws, the Underlying Documents and Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary set forth herein, Landlord shall be entitled to grant any retail tenants the rights to install their standard building sign package, including, eyebrow signage, blade signage, and store front signage, on or about their premises, and may grant such retail tenants monument signage rights, with the name and/or logo of such tenant located below Tenant’s name and logo on any shared monument sign. The anticipated size, types and locations of retail signage are set forth on Exhibit J-1 attached hereto; provided that the exact size, types and locations of such signage shall be reasonably determined by Landlord in consultation with Tenant (but such consultation shall not be required if Landlord does not depart from the signage shown on Exhibit J-1) and subject to City and other required approvals and the Underlying Documents. In addition, Landlord may grant exterior signage rights to other tenants of the Project, based on the locations of signage shown on Exhibit J attached hereto. The term “Minimum Signage Threshold” shall mean that the Original Tenant and/or its Permitted Transferee Assignee shall not have, in the aggregate, subleased (pursuant to a sublease or subleases then in effect) more than, twenty-five percent (25%) of the rentable square footage of the then-existing Premises.
19.Tenant Parking. The first sentence of Section 28.1 of the Existing Lease shall be amended and restated (from and after the Give-Back Date) as follows: “Subject to the terms of this Article 28, Tenant shall be obligated to rent from Landlord the amount of parking passes set forth in Section 9 of the Summary (the “Parking Passes”), on a monthly basis throughout the Lease Term, which Parking Passes shall pertain to the Project parking facilities (“Parking Facilities”).” Further, from and after the Give-Back Date, Tenant shall not have the right to install additional electrical vehicle charging stations in the Parking Facilities. In addition, and for the avoidance of doubt, Landlord and Tenant acknowledge and agree that (i) Tenant has previously exercised its right under Section 28.1 of the Existing Lease to decrease the number of
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Parking Passes rented by Tenant by 103; and (ii) therefore, as of the Give-Back Date, the number of Parking Passes rented by Tenant is and shall be 501 Parking Passes (i.e., 604 [1 Parking Pass per 1,000 rsf of the Remaining Premises] - 103 [Give-Back Parking Passes] = 501 Parking Passes).
20.Shuttle Service. Section 29.40 of the Existing Lease shall be deleted and replaced with the following:
    29.40    Shuttle Service. Subject to the provisions of this Section 29.40, so long as no Default is continuing, Landlord shall operate (or provide for the operation of), throughout the Lease Term, a shuttle service (the “Shuttle Service”) at the Project, for non-exclusive use by Tenant’s employees at the Project (“Shuttle Service Riders”) in common with other tenants and occupants of the Project. The use of the Shuttle Service shall be subject to the reasonable rules and regulations reasonably established from time to time by Landlord, and/or the operator of the Shuttle Service, provided that any such rules and regulations do not expressly contradict any of the terms set forth in this Section 29.40. Landlord will reasonably designate (a) the hours of operation of the Shuttle Service, which shall at least include the hours of 8 a.m. through 10:30 a.m. and 4:30 p.m. through 7:30 p.m., five (5) days a week (excluding weekends and holidays) (the “Shuttle Service Hours”), (b) the frequency of stops, and (c) designated routes, which shall include stops at the nearest BART Station and CalTrain Station. Landlord and Tenant acknowledge that the use of the Shuttle Service by the Shuttle Service Riders shall be at their own risk. Landlord agrees that, if Tenant so elects and appoints a representative, Landlord shall meet and confer with Tenant’s representative from time to time regarding the manner in which the Shuttle Service is operated, including the Shuttle Service Hours, the number and capacity of shuttles, and the designated routes of the Shuttle Service; provided, however, any suggestions or requests made by Tenant’s representative shall not be binding on Landlord, but shall be taken into reasonable consideration. There shall be no fee payable by the Shuttle Service Riders for use of the Shuttle Service and the cost of the Shuttle Service shall be excluded from the Operating Expenses of the Project, as set forth in Section 4.2.4(l) above.
21.Civil Code Section 1938 Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Building, the Complex nor the Premises has undergone inspection by a Certified Access Specialist (CASp) (defined by California Civil Code Section 55.52) retained by Landlord or Tenant. Pursuant to California Civil Code Section 1938, Tenant is hereby notified as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy of the lessee or tenant, if requested by lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
22.Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither (i) Tenant nor any of its officers, directors or managers, or (ii) to Tenant’s knowledge, any of Tenant’s affiliates, nor any of their respective members, partners, other equity holders (excluding any holders of any publicly traded stock or other equity interests of Tenant, if any), officers, directors or managers is, nor during the Lease Term will they become, a person or
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entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”). Tenant is not entering into this Eighth Amendment, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.
23.Required Approvals. Notwithstanding anything contained herein, the parties hereto acknowledge and agree that the effectiveness of this Eighth Amendment is contingent upon the approval of this Eighth Amendment by the current mortgagee of the Project.
24.Brokers. Tenant represents and warrants to Landlord that with the exception of CBRE, Inc. (“Broker”) it has not engaged any other broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Eighth Amendment, and shall indemnify, defend and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. The Broker shall be compensated pursuant to the terms of separate express written agreements specifying the commission amounts and the terms of payment.
25.No Further Modification. Except as set forth in this Eighth Amendment, all of the terms and provisions of the Existing Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Existing Lease and the terms and conditions of this Eighth Amendment, the terms and conditions of this Eighth Amendment shall prevail.
26.Counterparts. This Eighth Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.
27.Signatures. The parties hereto consent and agree that this Eighth Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Eighth Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Eighth Amendment electronically, and (2) the electronic signatures appearing on this Eighth Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
28.Authorization. The individuals signing on behalf of each party hereby represents and warrants that such individual has the capacity set forth on the signature pages hereof and has full power and authority to bind such party to the terms hereof.
(SIGNATURES ON NEXT PAGE)
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“LANDLORD” KRE EXCHANGE OWNER LLC, a Delaware limited liability company By: /s/ Daniel Rudin Print Name: Daniel Rudin Title: Authorized Signatory	“TENANT” DROPBOX, INC., a Delaware corporation By: /s/ Tim Regan Print Name: Tim Regan Title: CFO

16

EXHIBIT A

GIVE-BACK SPACE

Floors 8, 9, 10, 11 and 12, in their entirety, of the North Tower

Exhibit A

EXHIBIT A-1

RENTABLE SQUARE FOOTAGE OF EACH FLOOR OF THE PREMISES

BUILDING	LEVEL	RENTABLE SQUARE FEET PER FLOOR	BLDG RENTABLE SQUARE FEET	COMPLEX RENTABLE SQUARE FEET
BLDG1 NORTH TOWER	L1	12,289.09*	299,255.17	424,454.69
	L2	23,421.33
	L3	23,439.15
	L4	27,338.28
	L5	24,618.21
	L6	27,596.04
	L7	26,657.33
	L8	26,577.07**
	L9	26,577.07**
	L10	26,913.87**
	L11	26,913.87**
	L12	26,913.87**
BLDG 2 NORTH BUILDING	L1	2,381.03	125,199.52
	L2	11,816.12
	L3	11,788.80
	L4	33,664.07
	L5	32,816.33
	L6	32,733.18
BLDG3 SOUTH TOWER	L1	807.73	259,551.05	325,915.63
	L2	464.45
	L3	1,591.71
	L4	30,104.76
	L5	29,549.59
	L6	29,550.77
	L7	29,486.99
	L8	29,543.96
	L9	29,543.96
	L10	26,302.38
	L11	26,302.38
	L12	26,302.38
BLDG4 SOUTH BUILDING	L1	12,564.47	66,364.58
	L2	0.00
	L3	13,986.84
	L4	13,313.33
	L5	13,337.09
	L6	13,162.86
TOTAL OVERALL BUILDING FLOOR AREA				750,370.32
*Retail Space, not part of the Premises.
**Give-Back Space, not part of the Premises.

Exhibit A-1

EXHIBIT B

Effective as of the Give-Back Date, Tenant shall pay the following monthly payments:

PERIOD	MONTHLY PAYMENT AMOUNT [4]	ANNUAL “BASE RENT” PER RENTABLE SQUARE FOOT
Give-Back Date to 11/30/21	$733,973.23	$65.78
12/01/21 to 5/31/22	$755,954.50	$67.75

4The seven (7) monthly payments reflected in this schedule total $5,269,700.23. If the Give-Back Date occurs after November 1, 2021, the Monthly Payment Amount shall not be prorated. These payments will be credited against the Termination Fee.
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